Exhibit 10.1

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

INTERCOMPANY AGREEMENT

This Intercompany Agreement, together with Schedule A (collectively, this “Agreement”), is made and entered into as of December 28, 2020 (the “Effective Date”) by and between (a) Organovo Holdings, Inc., a Delaware corporation, and Organovo, Inc., a Delaware corporation and wholly-owned subsidiary of Organovo Holdings, Inc. (“Organovo”), on the one hand, and (b) Viscient Biosciences, Inc., a Delaware corporation (“Viscient”), on the other hand (each of Organovo and Viscient, a “Party” and, collectively, the “Parties”).

Article I
Definitions

1.1Definitions. Certain of the defined terms in this Agreement shall be defined as follows:

(a)“Affiliate” means a corporation, association or other entity that directly or indirectly Controls, is Controlled by, or is under common Control with, the Party in question. “Control” means ownership, directly or through one or more other entities, of fifty percent (50%) (or such lesser percentage equal to a percentage that is equal to or greater than one percent (1%) less than the maximum percentage allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or of fifty percent (50%) (or such lesser percentage equal to a percentage that is equal to or greater than one percent (1%) less than the maximum percentage allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests, in the case of any other type of legal entity, or the status of a general partner in any partnership; provided that such entity shall be considered an Affiliate only for the time during which such Control exists.

(b)“Confidential Information” means (i) any proprietary or confidential information or material, including all trade secrets, in tangible form disclosed hereunder that is marked as “Confidential” or with some other statement conveying the same meaning at the time it is delivered to the receiving Party; or (ii) proprietary or confidential information or material, including all trade secrets, disclosed orally hereunder and reasonably identified as confidential at the time of such oral disclosure; provided, however, that the above information shall not be deemed

Confidential Information, to the extent the receiving Party can establish by competent proof that such information:

1.was already known to the receiving Party, other than under an obligation of confidentiality owed to the disclosing Party or as a result of disclosure by the disclosing Party, at the time of disclosure;

2.was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving Party;

3.becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

4.is independently developed by the receiving Party without use of, or reference to, any Confidential Information disclosed by the disclosing Party; or

5.is subsequently disclosed to the receiving Party by a person other than the disclosing Party without breach of any legal obligation to the disclosing Party.

Confidential Information will not be deemed to have been otherwise generally available to the public or in the public domain merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)“Intellectual Property” means all of the following whether arising under the laws of the United States or any other country: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and patents and utility models and applications therefor and reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) trade secrets, know-how and confidential or proprietary information, including data and databases, methodologies and processes (collectively, “Know-How”); (iii) works of authorship, including software, firmware, source code, object code, application programming interfaces, architectures, files, records, schematics and related specifications and documentation, copyrights and applications and registrations therefor; and (iv)  any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Any works of authorship or copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights").  For the avoidance of doubt, Intellectual Property excludes trademarks, service marks, trade names, service names, trade dress, logos, domain names and other identifiers of the source or origin of goods and services, and any rights, registrations or applications associated therewith.

(d) “Personnel” means, with respect to a Party, the officers, directors, employees, agents, representatives and other personnel of such Party.

(e)“Provider” means the provider of a particular Service. For avoidance of doubt, where Viscient is the Provider of a Service, then the term “Recipient” shall be interpreted to refer to Organovo with respect to such Service, and vice versa.

(f)“Recipient” means the recipient of a particular Service. For avoidance of doubt, where Viscient is the Recipient of a Service, then the term “Provider” shall be interpreted to refer to Organovo with respect to such Service, and vice versa.

Article II
Services and Coordination

2.1Services. Each Provider agrees to provide, or cause to be provided, each service described in Schedule A (as such schedule may be amended from time to time in accordance with the terms of this Agreement, the “Services”) to the Recipient.

2.2Services Standard. Each Provider shall use commercially reasonable efforts to provide or cause to be provided the Services, taking into account that the Parties hereby acknowledge that neither Party is in the business of providing such Services and makes no representations or warranties regarding the performance, quality or sufficiency of such Services.

2.3Limitations on the Provision of Services.

(a)Notwithstanding anything to the contrary contained in this Agreement, each Provider shall have no obligation under this Agreement to: (i) operate the business of the Recipient or any portion thereof; (ii) advance funds to the Recipient; (iii) provide any Services to the extent that the performance of such Services would require such Provider to disclose any information in breach of any contract with a third party, disclose any proprietary or confidential information of Provider, except to the extent needed to perform the Services, violate any applicable law, or otherwise engage in any unlawful activity; (iv) perform or cause to be performed any Services for the benefit of any third party other than the Recipient; (v) expand its facilities, incur long-term capital expenses, employ additional personnel, or purchase, lease or license, additional equipment or facilities (except as expressly set forth in Section 3.1); or (vi) in-license or acquire any Intellectual Property from any third party (or purchase any additional seats or unit licenses to any software already licensed to Provider) in order to provide the Services.

(b)Except with respect to the provision of Dedicated Services (as defined below), the Personnel of each Provider shall be under the sole direction, control and supervision of such Provider. Each Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its Personnel.

(c)Each Party shall be responsible for its own compliance with any and all applicable laws in relation to its performance and receipt of Services under this Agreement. No Party shall knowingly take any action that results in liability being imposed on the other Party or any third party.

2.4Changes to Services. Each Provider and the Recipient shall mutually agree in writing on any additions or changes to any of the Services, including, as applicable, the manner in which any Services are provided.

2.5Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit a Provider’s ability to divest, sell or otherwise transfer any assets necessary to provide the Services.

2.6Collaboration Managers. Within thirty (30) calendar days after the Effective Date, each Party will appoint and notify the other Party of the identity of a representative to act as its collaboration manager under this Agreement (the “Collaboration Manager”). The Collaboration Managers will serve as the primary contact points between the Parties for: (a) facilitating the flow of information, and (b) promoting communication, coordination and collaboration between the Parties hereunder. Each Party may replace its Collaboration Manager at any time upon written notice to the other Party.

Article III
Facilities and Personnel

3.1Facilities and Equipment.

(a)Solely if and to the extent set forth in Schedule A, each Party shall be entitled during the term of this Agreement to utilize during regular business hours those offices, buildings, yards and equipment (including software or hardware) of the other Party as necessary to render or receive Services, as the case may be (collectively, the “Facilities and Equipment”). Except as otherwise expressly provided in Section 3.1(b) or in Schedule A: (i) neither Party shall be obligated to pay any rent, fee or other cost for its use of the Facilities and Equipment of the other Party, except as otherwise agreed to in writing by such Party; (ii) neither Party shall have, or be deemed to have, any right, title or ownership interest in or to any of the Facilities and Equipment of the other Party; and (iii) each Party shall return any equipment within the scope of the Facilities and Equipment to the other Party at the end of the term of this Agreement or at any time at the request of the other Party, in each case in substantially the same condition as the equipment was in when initially provided to such Party, ordinary wear and tear excepted.

(b)If and to the extent set forth in Schedule A, each Party shall make certain equipment available for purchase by the other Party. Where a Party purchases such equipment from the other Party, all right, title and ownership interest in and to such equipment shall belong exclusively to and be transferred to such purchasing Party and title to such equipment will transfer F.O.B. the selling Party’s facility. Without limiting the foregoing, the Parties may determine that additional equipment is available for sale by one Party to the other Party (the “Additional Equipment”). In the event Additional Equipment is sold by one Party (the “Selling Party”) to the other Party within six months of such Selling Party’s initial purchase of such Additional Equipment, the Additional Equipment shall be sold to the other Party at a purchase price equal to the Selling Party’s invoiced cost for purchasing such Additional Equipment. In addition, in the event any consumables are sold by a Party to the other Party, such consumables shall be sold to the other Party at a purchase price equal to the Selling Party’s invoiced cost for purchasing such consumables.

(c)Each Party shall use its commercially reasonable efforts to ensure that all of its Personnel, when on the property of, or otherwise accessing any of, the other Party’s Facilities and Equipment, use commercially reasonable efforts to conform to the policies and procedures of such other Party, including those concerning health, safety and security and use of such Facilities and Equipment, for the sole purpose, and as strictly necessary, for the purpose in which such access is given. Each Party agrees that any and all information that its respective Personnel learns by accessing the other Party’s Facilities and Equipment shall be deemed the Confidential Information of such other Party and subject to Article VII of this Agreement.

3.2Dedicated Employees.

(a)From time to time, a Provider may, upon mutual written agreement with the Recipient, dedicate certain Personnel of such Provider to work exclusively on one or more matters for the Recipient (such Personnel, “Dedicated Employees,” and all such work “Dedicated Services”), as will be set forth in a written Statement of Work (each, a “Statement of Work”). Upon execution thereof by both Parties, each Statement of Work shall be deemed incorporated herein in its entirety, and all Dedicated Services are and shall be deemed to be “Services” hereunder. In the event that the provisions of a Statement of Work conflict with the provisions of this Agreement, the provision of the Statement of Work shall govern solely to the extent of any such conflict, and solely with respect to the particular Dedicated Services being performed under such Statement of Work.

(b)Where a Recipient utilizes Dedicated Employees of a Provider, such Recipient shall: (i) not permit or require the Dedicated Employees to do anything that violates any applicable laws or regulations, or provide Provider confidential or proprietary information other than as provided in the Statement of Work, in the course of provision of the Dedicated Services; (ii) upon the Provider’s request, inform the Provider of the general nature of the Dedicated Services that such Dedicated Employees are providing; and (iii) comply with all applicable laws and regulations in relation to such Dedicated Employees carrying out their Dedicated Services, including, as applicable, any wage, hour and non-discrimination laws.

(c)If any Dedicated Employee’s employment with the Provider terminates for any reason or any Dedicated Employee ceases to provide the Dedicated Services as required by this Section 3.2, the Provider shall thereafter use commercially reasonable efforts to promptly replace such individual with another individual of substantially equal experience and expertise as the Dedicated Employee being replaced, in which case such replacement individual shall become a Dedicated Employee.

(d)The fee charged for the provision of Dedicated Services by a Dedicated Employee shall be calculated as a percentage of the Provider’s Fully-Loaded Cost (as defined below) for such Dedicated Employee, with the applicable percentage determined by mutual agreement of the Parties and set forth in the applicable Statement of Work (all such fees shall be collectively referred to herein as the “Dedicated Fees”). For purposes of this Agreement, “Fully-Loaded Cost” shall mean the total cost of employment to the Provider with respect to the Provider’s Dedicated Employee, including such Dedicated Employee’s salary, bonus, equity and other compensation and employment-related insurance, benefits and taxes.

3.3Personnel Benefits. Subject to compliance with all applicable laws and regulations, the Parties and their respective Collaboration Managers will work together in good faith and implement policies and procedures in order to minimize the overlap of benefits that are offered by both Parties to any Personnel that are employed by both Parties.

3.4Books and Records. Each Party shall maintain reasonable invoicing procedures and related records in connection with the provision of the Services performed or caused to be performed by it pursuant to this Agreement and the Service Fees (as defined below) to be paid by the other Party (the “Books and Records”). At reasonable times during regular business hours and on reasonable advance notice, each Party shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement and for a period of three (3) years after termination hereof, the Book and Records. There shall be no cost or expense charged by any Party to another Party pursuant to the exercise of rights under this Section 3.4.

Article IV
Payment for Services

4.1Service Fees. Each Recipient shall pay the Provider the fees and costs set forth in Schedule A in respect of each Service, if any, as well as any Dedicated Fees (collectively, such fees and costs to be paid hereunder, the “Service Fees”). During the term of this Agreement, the amount of Service Fees may adjust to the extent of: (a) any adjustments mutually agreed to by the Parties, and (b) any Service Fees applicable to any additional services added by agreement of the Parties after the Effective Date (which such additional services shall thereafter be considered “Services” for all purposes of this Agreement). As between the Parties, each Party is solely responsible for any taxes and duties payable with respect to the provision or receipt of any Services and, as such, Service Fees do not include any taxes or duties.

4.2Invoicing of Service Fees. Promptly after the end of each calendar month (and in no event later than thirty (30) calendar days after the end of each calendar month), each Provider will invoice the Recipient with respect to the Service Fees chargeable to such Recipient for the applicable Services plus any applicable reimbursement for out-of-pocket expenses, to the extent such expenses are provided for in Schedule A (collectively, the “Invoice”) Unless otherwise provided in Schedule A, the Invoice shall be due and must be paid by the Recipient to the Provider not later than thirty (30) calendar days after receipt of the Provider’s Invoice in accordance with the instructions provided therein.

Article V
Limited Liability and Indemnification

5.1Disclaimer of Warranty. EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, ANY PERSONNEL, AND ANY FACILITIES AND EQUIPMENT IT PROVIDES HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, SUFFICIENCY, QUALITY, ADEQUACY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT WARRANTY OF ANY KIND AND EACH RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES PROVIDED TO IT. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 5.1 SHALL BE DEEMED TO MODIFY ANY OF THE PROVIDER’S OBLIGATIONS PURSUANT TO SECTION 2.1 AND SECTION 2.2.

5.2Limitation of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, AFFILIATES OR PERSONNEL BE LIABLE TO ANY PERSON HEREUNDER FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OR SIMILAR DAMAGES. NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS, DAMAGES OR EXPENSES WHATSOEVER RELATING TO THE SERVICES, ANY PERSONNEL OR ANY FACILITIES AND EQUIPMENT PROVIDED PURSUANT TO THIS AGREEMENT OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

5.3Indemnity. Each Recipient shall defend, indemnify and hold harmless the Provider and its Affiliates and their respective officers, directors, Personnel, successors and assigns from and against all liabilities, expenses and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action brought against any of them (collectively, “Liabilities”) arising out of or relating to: (a) any acts or omissions of the Recipient’s Personnel when accessing or using the Facilities and Equipment of the Provider; and (b) any Dedicated Employees dedicated to such Recipient or any Dedicated Services performed by such Dedicated Employees. In addition, each Provider shall defend, indemnify and hold harmless the Recipient and its Affiliates from and against all Liabilities arising out of or relating to any gross negligence, fraud, willful misconduct or violation of law by the Provider or its Personnel in connection with this Agreement (including with respect to the performance or nonperformance of any Services hereunder).

5.4Exclusive Remedy. The sole and exclusive remedies of the Parties arising out of, relating to or resulting from this Agreement will be strictly limited to those contained in this Article V and Section 7.4. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Party hereby waives and, if necessary to give effect to this Section 5.4, will cause each of its Affiliates and such Party’s and such Affiliate’s respective Personnel to waive, all claims, causes of action and other remedies of such Party against the other Party as a matter of contract, equity, under or based upon any applicable law or otherwise, except to the extent expressly stated in this Article V and Section 7.4.

5.5Liability for Service Fees. Nothing in this Article V shall be deemed to eliminate or limit, in any respect, any Recipient’s express obligation in this Agreement to pay Service Fees for Services actually rendered in accordance with this Agreement.

Article VI
Term and Termination

6.1Term of Agreement. This Agreement will continue indefinitely from the Effective Date unless otherwise terminated pursuant to Section 6.2. To the extent that any Provider’s ability to provide a Service is dependent on the continuation of other Services as identified in Schedule A (whether or not such Service is provided or received by such Provider), such Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

6.2Termination. Each Party may terminate this Agreement, either whole or in part:

(a)for any reason or no reason, upon the giving of not less than sixty (60) calendar days’ advance written notice to the other Party; or

(b)if the other Party has failed to perform any of its material obligations under this Agreement with respect to a Service and such failure continues to exist for thirty (30) calendar days after receipt by the Provider of notice of such failure from the Recipient.

6.3Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service and the Recipient shall have no obligation to pay any future Service Fees relating to any such Service; provided, however, that the Recipient shall remain obligated to the Provider for the Service Fees owed and payable in respect of Services provided prior to the effective date of termination for such Service. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination and, in connection with a termination of this Agreement, Section 3.4, Article IV, Article V, this Article VI, Article VII, Article VIII, all confidentiality obligations under this Agreement, and liability for all due and unpaid Service Fees shall continue to survive indefinitely.

Article VII
Confidentiality and Intellectual Property

7.1Confidentiality. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall keep confidential and shall not publish, disclose or use any Confidential Information furnished to it by the disclosing Party pursuant to this Agreement for any purpose except as strictly necessary for the purposes contemplated by this Agreement or as such disclosures are otherwise permitted under Section 7.2. Without limitation upon any provision of this Agreement, each of the Parties shall: (a) ensure that its respective Personnel agree in writing to be bound by materially similar obligations of confidentiality and non-use as this Article VII and this Agreement generally; and (b) be responsible for the compliance by its Personnel of such confidentiality and non-use obligations.

7.2Permitted Disclosures. Except as otherwise limited by this Agreement, each Party may disclose the other Party’s Confidential Information: (a) to its advisors, attorneys, auditors, financial investors (including prospective investors), Affiliates, prospective or actual acquirers, and prospective or actual collaborators, in each case on a need to know basis only and only if such permitted recipients agree in writing to be bound by materially similar obligations of confidentiality and non-use as this Article VII and this Agreement generally; and (b) to the extent a disclosure of Confidential Information is required by law (including in a filing to a regulatory or governmental authority), provided that if a Party is required to make any such disclosure contemplated in this Section 7.2 of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement, it shall give reasonable advance notice to the other Party of such disclosure and shall cooperate with the disclosing Party in any effort by the disclosing Party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information. Further, neither Party will be prevented from complying with any duty of disclosure it may have pursuant to the rules of any recognized stock exchange, quotation system or governmental patent office, including, but not limited to, the United States Patent and Trademark Office.

7.3Intellectual Property Rights.

(a)Ownership of IP.

1.Background IP. As between the Parties, each Party owns and shall retain exclusive ownership of all right, title, and interest in and to all Intellectual Property that is owned by such Party as of the Effective Date or that such Party creates, conceives, or develops independently of this Agreement.

2.Integral R&D IP. If in the course of performing the Services (other than Dedicated Services) the Provider creates, conceives, or develops specifically for the Recipient any Intellectual Property that is believed to be integral to or otherwise fundamental to the research and development efforts of the Recipient then the Provider will promptly disclose such Intellectual Property to the Recipient and the Parties will discuss in good faith and agree on a reasonable allocation of ownership of such Intellectual Property between the Provider and the Recipient and/or, if applicable, the licensing of such Intellectual Property between the Parties. If the Parties agree that the Recipient is to own such Intellectual Property then the Provider agrees to provide reasonable assistance to the Recipient, including executing any assignment documents reasonably requested by the Recipient, to effectuate the assignment of such Intellectual

Property to the Recipient (which assignment may be subject to the Provider reserving a non-exclusive license to such Intellectual Property).

3.Dedicated Services IP. Each Party agrees that any Intellectual Property created, conceived or developed by Dedicated Employees in the course of providing the Dedicated Services (“Dedicated Services IP”) will be owned by, and be the sole and exclusive property of, the Recipient of such Dedicated Services. All works of authorship created in the course of providing the Dedicated Services which fall within the definition of “works made for hire” under United States Copyright Act of 1976 will be considered works made for hire and owned by the Recipient. The Provider hereby irrevocably and unconditionally assigns to the Recipient all right, title and interest worldwide in and to all Dedicated Services IP. To the extent any Moral Rights in the Dedicated Services IP cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, the Provider hereby waives such Moral Rights and consents to any action the Recipient that would violate such Moral Rights in the absence of such consent.

(b)Services Licenses. Subject to the terms and conditions of this Agreement, the Provider hereby grants to the Recipient a non-exclusive, royalty-free, worldwide, non-sublicensable, non-transferable (other than in connection with a permitted assignment of this Agreement) right and license, solely during the term of an applicable Service provided by the Provider, to use the Provider’s Intellectual Property solely to the extent reasonably necessary for the Recipient to receive and use such Service as contemplated hereunder. Subject to the terms and conditions of this Agreement, the Recipient hereby grants to the Provider a non-exclusive, royalty-free, worldwide, non-sublicensable, non-transferable (other than in connection with a permitted assignment of this Agreement) right and license, solely during the term of an applicable Service provided by the Provider, to use the Recipient’s Intellectual Property solely to the extent reasonably necessary for the Provider to provide such Service to the Recipient as contemplated hereunder. The foregoing licenses shall automatically terminate upon the expiration or termination of this Agreement.

(c)Reservation of Rights. There are no implied rights or licenses to Intellectual Property granted under this Agreement, and, except as expressly provided in this Agreement, each Party retains all right, title, and interest in and to all of its Intellectual Property (including Intellectual Property that may be created, conceived, or developed by a Party under or pursuant to this Agreement).

7.4Equitable Relief. The Parties acknowledge that any breach of any of the provisions of this Article VII may cause irreparable harm and significant injury to the other Party, the extent of which may be extremely difficult to ascertain. Accordingly, each Party agrees that the other Party will have, in addition to any other rights or remedies it may have available at law or in equity, the right to obtain injunctive relief, without posting bond, to enjoin any breach or violation of any such provisions.

Article VIII
General Provisions

8.1Reliance on Instructions; No Duty of Verification. The Provider shall be entitled to rely upon any instructions or other information provided by Personnel designated by the Recipient and the Provider shall not be in breach or default under this Agreement as a result of any such reliance and shall not have any liability to the Provider for acting in accordance with such instructions. For the avoidance of doubt: (a) the Provider shall not have any responsibility for verifying, and shall be entitled to rely upon, the correctness of any information given to them by or on behalf of the Recipient for the purpose of providing the Services; and (b) the Recipient shall not have any responsibility for verifying, and shall be entitled to rely upon, the correctness of any information given to them by or on behalf of the Provider in the performance of the Services.

8.2No Agency, Authority or Franchise. Each Provider will perform the Services in its capacity as an independent contractor. Neither the Recipient nor the Provider shall act or represent or hold itself out as having authority to act as an agent or partner of the other or in any way bind or commit or purport to bind or commit the other Party or its Affiliates to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Furthermore, nothing contained in this Agreement, or any Party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship. Except as expressly otherwise provided in this Agreement: (a) the Provider shall have no obligation under this Agreement to provide any assistance of any kind or character to the Recipient in connection with the Recipient’s conduct of its business or affairs or otherwise; and (b) the Recipient shall have no obligation under this Agreement to provide any assistance of any kind or character to the Provider in connection with the Provider’s conduct of its business or affairs or otherwise.

8.3Expenses. Except as otherwise expressly set forth herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

8.4Force Majeure. Except for the obligation to pay the Service Fees for the Services already provided, no Party shall be liable for any failure of performance attributable to acts, events or causes (including war, riot, rebellion, civil disturbances or unrest, pandemic or epidemic (including due to SARS-CoV-2 (COVID-19)), capital markets disruptions, terrorism, power failures, failures of telephone lines and equipment, strikes, lockouts, labor disputes, flood, storm, fire, earthquake or other acts of God or conditions or events of nature or demand or requirement of any governmental authority) beyond its reasonable control (each, a “Force Majeure Event”) with respect to each affected Service. Subject to the foregoing, and upon notice to the other Party by the Party affected by such Force Majeure Event as promptly as reasonably practicable after the affected Party is made actually aware of such Force Majeure Event, the affected provisions and other requirements of this Agreement (including payment of Service Fees for the affected Services) shall be suspended during the period and to the extent of such Force Majeure Event and the affected

Party shall have no liability to any other Party in connection with such suspension during such period with respect to each affected Service. The affected Party shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible. During the period of a Force Majeure Event, the Recipient shall commercially reasonably cooperate with Provider to satisfy Provider’s aforementioned obligations to remove such Force Majeure Event and shall be entitled to permanently terminate such Services without penalty or further Service Fees or costs related thereto if a Force Majeure Event shall continue to exist for more than thirty (30) consecutive calendar days with respect to each affected Service, it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider but shall only have such termination right for so long as the failure to perform due to Force Majeure Event is continuing.

8.5Governing Law and Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the internal laws of the State of California without regard to its rules governing conflicts of law. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the federal and state courts located in San Diego County, California. Both Parties hereby consent to the jurisdiction of such courts and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by California state or United States federal law.

8.6Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in a writing signed by both Parties. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

8.7Amendment. This Agreement may be modified or amended only pursuant to a writing executed by both Parties.

8.8Assignment. Except as otherwise provided herein, this Agreement and the licenses granted herein shall not be assignable or transferable by a Party without the prior written consent of the other Party. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

8.9Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below or such other address as may be specified in writing to the other Party:

Viscient:	Viscient Biosciences, Inc. 3550 General Atomics Ct, Suite 2-150 San Diego, CA 92121 Email: [...***...] Attn: Keith Murphy

Organovo:	Organovo Holdings, Inc. 440 Stevens Avenue, Suite 200 Solano Beach, CA 92075 Email: [...***...] Attn: General Counsel

Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (a) if sent by U.S. mail, three (3) business days after deposit in the U.S. mail or air mail, postage prepaid; (b) if sent by Federal Express or other overnight delivery service, one (1) business day after delivery to such service; (c) if sent by personal courier, upon receipt; and (d) if sent by email (if the receiving device confirms both receipt and that the recipient has opened the email and the sending device receives a confirmation of such delivery and opening of the email) upon receipt.

8.10Conflicts. In the case of a conflict between the terms and conditions of this Agreement and Schedule A to this Agreement, the terms and conditions of Schedule A shall control and govern as it relates to the Services to which such terms and conditions apply.

8.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. If any signature is delivered by email transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such email or PDF signature were an original thereof.

8.12Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.13Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.14Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

8.15Entire Agreement. This Agreement (including the Schedule constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, by and among the Parties with respect to the subject matter hereof.

[--Remainder of Page Intentionally Left Blank--]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

VISCIENT BIOSCIENCES, INC. By: /s/ Keith Murphy Name: Keith Murphy Title: Chief Executive Officer	ORGANOVO HOLDINGS, INC. By: /s/ Chris Heberlig Name: Chris Heberlig Title: President & Chief Financial Officer

ORGANOVO, INC. By: /s/ Tom Jurgensen Name: Tom Jurgensen Title: General Counsel

Schedule A

I. Services
Services provided by Viscient	price	Costs and Expenses
Services: Viscient will provide the following Services to Organovo: [...***...]
1)Facilities and Equipment: Viscient will make the following Facilities and Equipment available for use by Organovo: [...***...]

Services provided by Organovo	price	Costs and Expenses
1)Services: Organovo will provide the following Services to Viscient: [...***...]
2)Facilities and Equipment: Organovo will make the following Facilities and Equipment available for use by Viscient: [...***...]

II. Equipment for Purchase

Equipment For Sale By Viscient	PRODCUT DESCRIPTION	Price
The following histology equipment: [...***...]

Equipment For Sale By Organovo	Price
None	N/A